Exhibit 99.2

News Release

Date: October 6, 2010	Nalco Company 1601 West Diehl Road Naperville, IL 60563-1198 www.nalco.com Media Contact: Charlie Pajor 630 305 1556 cpajor@nalco.com
Nalco Completes Term Loan Refinancing Pricing Expected to Yield $17 million in Annual Interest Savings
Investor Contact: Lisa Curran 630 305 1475 llcurran@nalco.com

(Naperville, Ill.) Nalco (NYSE: NLC), providing essential expertise for water, energy and air, today announced it has completed a refinancing of the $750 million Term Loan arranged in May of 2009, on terms reflective of improved credit market conditions and the Company’s strong performance.

The refinancing package includes $650 million of a new 7-year Term Loan B, at an interest rate of LIBOR plus 300 basis points, with a LIBOR minimum of 150 basis points. The related loans were priced at $99.50 per $100 of principal amount. The remaining $100 million was placed as an addition to an existing Term Loan C, with a maturity of May 2016. Interest on the new Term Loan C is at a rate of LIBOR plus 175 basis points, without a LIBOR floor. The related loans were priced at $95.50 per $100 of principal amount. At today’s interest rates, this pricing reduces Nalco’s interest expense by approximately $17 million per year.

The Company also announced it had extinguished the approximately $100 million balance remaining under a loan arranged in 2003 that would otherwise have come due this November.

About Nalco

Nalco is the world’s leading water treatment and process improvement company, delivering significant environmental, social and economic performance benefits to our customers. We help our customers reduce energy, water and other natural resource consumption, enhance air quality, minimize environmental releases and improve productivity and end products while boosting the bottom line. Together our comprehensive solutions contribute to the sustainable development of customer operations. Nalco is a member of the Dow Jones Sustainability World Index. More than 11,500 Nalco employees operate in 150 countries supported by a comprehensive network of manufacturing facilities, sales offices and research centers to serve a broad range of end markets. In 2009, Nalco achieved sales of more than $3.7 billion. For more information visit www.nalco.com.

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